FINAL

Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer;
Director of Investor Relations
CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com
www.ccgirasia.com	www.pudacoalinc.com

Elaine Ketchmere, Partner;
VP Financial Writing
CCG Investor Relations
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

Puda Coal Announces Second Quarter 2009 Results

TAIYUAN, SHANXI, China, August 13, 2009 – Puda Coal, Inc. (OTC BB: PUDZ) (“Puda Coal” or the “Company”), a supplier of China's high grade metallurgical coking coal used to make coke for the purposes of steel manufacturing, today announced its financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•	Second quarter revenue were $48.0 million, down 9.8% from the second quarter of 2008
•	Operating income totaled $2.7 million, down 48.9% from the second quarter of 2008
•	Net income was $1.7 million, or $0.11 per fully diluted share
•	Sales of cleaned coal totaled 440,000 metric tons (MT), down 25.7% from 592,000 a year ago and down 3.5% from 456,000 MT in the first quarter of 2009
•	Average selling price of cleaned coal rose 18.5% year-over-year to $109 per MT (after adjusting for exchange rate differences) and was unchanged from the first quarter of 2009
•	Puda Coal announced plans to acquire 18% interest in Jianhe Coal, a coal mine in Shanxi Province
•	Puda Coal reincorporated to Delaware, completed seven-to-one share conversion, and changed stock symbol to PUDZ

"We experienced lower demand during the second quarter of 2009, as the steel industry worked through existing inventories and delayed placing new orders for coking coal,” said Mr. Liping Zhu, President and CEO of Puda Coal. “Even under these difficult market conditions, we remained profitable, generated positive operating cash flow, and made progress in our efforts to acquire coal mines."

Second Quarter Results

For the second quarter ended June 30, 2009, total revenue was $48.0 million, down 9.8% from $53.2 million in the second quarter of 2008. The tonnage sales of cleaned coal declined approximately 152,000 MT from 592,000 MT for the second quarter of 2008 to 440,000 MT for the three months ended June 30, 2009. The decrease in tonnage sales was partially offset by an increase in selling price. The average selling price was approximately $109 (after adjusting for exchange rate differences), an increase of 18% compared to $92 for the same quarter of 2008.

Gross profit for the quarter was $3.6 million, down from $6.7 million for the same period of 2008. Gross margin was 7.5% during the quarter, down from 12.6% during the same period last year.  The decrease in gross profit margin was primarily due to higher labor cost and manufacturing overhead due to increases in power, water and materials in the three months ended June 30, 2009.

Operating expenses for the second quarter of 2009 were $0.9 million, down 36.9% from $1.5 million in the same period last year. Selling expenses declined 37.9% to $0.5 million, in-line with the decrease in tonnage sales of cleaned coal in the three months ended June 30, 2009. General and administrative expenses declined 35.5% to $0.4 million, primarily due to a decrease in professional and employee-related expenses. As a percentage of net revenue, operating expenses were 2.0% in the second quarter of 2009, compared to 2.8% in the same quarter last year.

Operating income was $2.7 million, or 5.6% of revenue in the second quarter of 2009, down 48.9% from $5.2 million, or 9.8% of net revenue in the second quarter of 2008.

Interest expense cost totaled $0.1 million in the second quarter of 2009, down from $0.2 million in the year ago period.  This decrease was due to a decrease in interest payments of the 8% convertible notes which matured on October 31, 2008.

During the second quarter of 2009, the Company recorded a non-cash expense of $0.1 million for a loss in fair value of the warrants issued in the November 2005 private placement.  This remains relatively unchanged compared to the fair value loss recorded in the same period last year.

Income tax expense declined to $0.7 million in the second quarter of 2009 from $1.2 million in the year ago period.  The decrease was primarily due to a decline in income of Shanxi Coal from $4.7 million in the second quarter of 2008 to $2.8 million in the same period 2009.

Net income was $1.7 million, or $0.11 per diluted share, compared to net income of $2.9 million, or $0.19 per diluted share, in the second quarter of 2008.  Diluted earnings per share was calculated using weighted average shares of 15,370,319 and 15,649,437 for the quarters ended June 30, 2009 and 2008, respectively, as adjusted for a seven-to-one share conversion.

Six Months Results

Net revenue was $97.7 million in the first half of 2009, down 5.9% from $103.8 million in the first half of 2008.  Gross profit was $7.5 million, or 7.6% of revenue, down 47.2% from $14.2 million, or 13.6% of revenue, in the first half of 2008. Operating income was $5.6 million, or 5.7% of revenue, down 50.9% from $11.4 million, or 11.0% of revenue, in the first half of 2008.   Net income was $3.8 million, or $0.25 per diluted share, compared with net income of $7.2 million, or $0.48 per diluted share, in the first half of 2008. Diluted earnings per share was calculated using weighted average shares of 15,360,625 and 15,649,437 for the six months ended June 30, 2009 and 2008, respectively, as adjusted for a seven-to-one share conversion.

Financial Condition

As of June 30, 2009, Puda Coal had $16.9 million in cash and cash equivalents and $71.5 million in working capital and a current ratio of 6.4:1.  Long-term debt, excluding current portion, was $7.2 million and shareholders’ equity totaled $76.0 million compared to $72.2 million at the end of 2008.

Net operating cash outflow was $12.7 million in the first half of 2009, compared to operating cash flow of $10.2 million in the first half of 2008.  This was primarily due to an increase in working capital needs resulting from increased accounts receivable and inventory and the decline in net income.  As of June 30, 2009, the Company has prepaid approximately $8.8 million of the $14.6 million purchase price for its 18% equity interest in Jianhe Coal.

Business Outlook

“In response to record high steel prices driven by the demand in the infrastructure construction sector in China, the steel industry has begun increasing production levels. The modest increase in orders we experienced in June did not contribute much to our second quarter operating results. However we anticipate that tonnage sales in the third quarter will continue to improve from current levels as steel inventories decline and our customers increase order volumes,” said Mr. Zhu.

“We continue our efforts to enter the coal mining industry as a key part of our strategy to increase our long-term profitability.  We are working closely with the provincial government to obtain final approval to execute the restructuring and consolidation of the coal mines in Pinglu County, and are in the final stages of closing the acquisition of an 18% interest in the Jianhe coal mine,” concluded Mr. Zhu.

Recent Event

On August 6, 2009, Puda Coal announced that its seven-to-one share conversion became effective on July 30, 2009 and that its stock symbol changed to PUDZ from PUDC on August 6, 2009. In addition, on August 6, 2009, Puda Coal announced that its reincorporation to Delaware, from Florida, became effective on July 30, 2009.

Upcoming Event
Puda Coal, Inc. will present at the Rodman & Renshaw Annual Global Investment Conference to be held on September 9-11, 2009 at the New York Palace Hotel in New York. During the conference, Puda Coal’s management will be available for one-on-one meetings.

Conference Call

The Company will host a conference call at 9:30 a.m. ET on Thursday, August 13, 2009 to discuss results for the second quarter of 2009. To participate in the live conference call, please dial (866) 730-5762 five to ten minutes prior to the scheduled conference call time. International callers should dial (857) 350-1586. When prompted by the operator, mention conference passcode 282 760 80.  If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, August 13 at 11:30 a.m. ET. To access the replay, please dial (888) 286-8010.  International callers should dial (617) 801-6888. When prompted, enter the conference passcode 705 309 98

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium grade coking coal to the steel making industry in China for use in making coke. The Company currently possesses 3.5 million metric tons of annual coking coal cleaning capacity.  Shanxi Province provides 20 - 25% of China's coal output and supplies nearly 50% of China's coke. For more information, please visit www.pudacoalinc.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our management’s expectation about tonnage sales as a result of anticipated increase in customer orders and our plan to acquire coal mines are subject to, among other things, the risks and uncertainties relating to the market condition and government approvals, which are beyond our control. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

- FINANCIAL TABLES FOLLOW-

PUDA COAL, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2009 and 2008
(In thousands of United States dollars, except per share data)

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008

NET REVENUE	$47,990	$53,188	97,711	$103,786

COST OF REVENUE	44,388	46,491	90,238	89,636

GROSS PROFIT	3,602	6,697	7,473	14,150

OPERATING EXPENSES
Selling expenses	533	858	1,110	1,612
General and administrative expenses	404	626	745	1,103

TOTAL OPERATING EXPENSES	937	1,484	1,855	2,715

INCOME FROM OPERATIONS	2,665	5,213	5,618	11,435

INTEREST INCOME	23	26	56	53

INTEREST EXPENSE	(132)	(196)	(269)	(397)

DEBT FINANCING COSTS	-	(109)	-	(622)

DERIVATIVE UNREALIZED FAIR VALUE (LOSS)/GAIN	(121)	(144)	(113)	220

OTHER EXPENSE	-	(719)	-	(719)

INCOME BEFORE INCOME TAXES	2,435	4,071	5,292	9,970

INCOME TAXES	(706)	(1,208)	(1,447)	(2,812)

NET INCOME	1,729	2,863	3,845	7,158

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(30)	1,285	(196)	3,460

COMPREHENSIVE INCOME	$1,699	$4,148	$3,649	$10,618

EARNINGS PER SHARE - BASIC	$0.11	$0.19	$0.25	$0.48
- DILUTED	$0.11	$0.19	$0.25	$0.48

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC	15,353,176	15,036,026	15,343,482	15,036,026
- DILUTED	15,370,319	15,649,437	15,360,625	15,649,437

PUDA COAL, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2009 and December 31, 2008
(In thousands of United States dollars)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$16,852	$39,108
Accounts receivable, net	28,212	14,645
Other receivables	-	7
Advances to suppliers
- Related parties	849	879
- Third parties	3,094	5,635
Prepayment	8,785	-
Inventories	26,875	21,589

Total current assets	84,667	81,863

PROPERTY, PLANT AND EQUIPMENT, NET	12,531	13,370

INTANGIBLE ASSETS, NET	3,355	3,399

TOTAL ASSETS	$100,553	$98,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt
- Related party	$1,300	$1,300
Accounts payable	5,644	4,272
Other payables
- Related parties	1,030	1,030
- Third parties	2,397	2,714
Accrued expenses	1,787	1,991
Income taxes payable	705	1,319
VAT payable	212	1,726
Distribution payable
- Related party	117	117

Total current liabilities	13,192	14,469

LONG-TERM LIABILITIES
Long-term debt
- Related party	7,150	7,800
Derivative warrants	4,199	4,086

Total long-term liabilities	11,349	11,886

PUDA COAL, INC.
 CONSOLIDATED BALANCE SHEETS (Continued)
June 30, 2009 and December 31, 2008
(In thousands of United States dollars)

	June 30,2009	December 31, 2008
	(Unaudited)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding None	-	-
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding 15,361,401 (2008: 15,333,680)	15	15
Paid-in capital	31,733	31,647
Statutory surplus reserve fund	1,366	1,366
Retained earnings	35,597	31,752
Accumulated other comprehensive income	7,301	7,497

Total stockholders’ equity	76,012	72,277

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,553	$98,632

PUDA COAL, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2009 and 2008
(In thousands of United States dollars)

	Six months ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,845	$7,158
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of land-use rights	44	42
Depreciation	839	813
Allowance for doubtful debts	41	1
Amortization of discount on convertible notes and warrants	-	243
Derivative unrealized fair value loss/(gain)	113	(220)
Stock compensation	33	26
Issue of common stock/warrants to directors	86	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(13,620)	(280)
Decrease in other receivables	7	8
Decrease/(increase) in advances to suppliers	2,563	(11,030)
(Increase)/decrease in inventories	(5,309)	12,733
Increase in accounts payable	1,377	1,044
(Decrease)/increase in accrued expenses	(235)	144
Decrease in other payables	(313)	(75)
Decrease in income tax payable	(612)	(1,110)
(Decrease)/increase in VAT payable	(1,511)	326
Increase in penalty payable	-	379

Net cash (used in)/provided by operating activities	(12,652)	10,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Prepayment for equity purchase of coal mine	(8,781)	-

Net cash used in investing activities	(8,781)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(650)	(650)

Net cash used in financing activities	(650)	(650)

Effect of exchange rate changes on cash	(173)	1,265

Net (decease)/increase in cash and cash equivalents	(22,256)	10,817
Cash and cash equivalents at beginning of period	39,108	16,381

Cash and cash equivalents at end of period	$16,852	$27,198

Supplementary cash flow information
Cash paid during the period for:
Interest	$269	$397
Income taxes	$2,058	$3,929

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